Exhibit 3.1

AMENDMENT TO THE
AMENDED AND RESTATED BY-LAWS
OF
ALLEGIANT TRAVEL COMPANY
a Nevada Corporation (hereinafter the “Corporation”)

The undersigned certifies that on May 11, 2026, the board of directors of the Corporation (the “Board”), by unanimous approval of all of the members of the Board given at a meeting of the Board, and in accordance with the By-laws of the Corporation (the “By-Laws”), and Nevada Law, authorized, approved and adopted the following amendment to the By-Laws (the “Amendment”) to be effective on May 13, 2026:

Section 4.2 of the By-Laws is hereby amended and restated in its entirety to read as follows:

“Number, Qualification and Term of Office. The business and affairs of the corporation shall be managed by a Board of Directors which shall consist of eleven (11) members. Each member of the Board of Directors of the corporation shall be elected as provided in Section 3.8 of these By-laws. None of the Directors need be a resident of the State of Nevada or hold shares of stock in the corporation. The Directors shall be elected at an annual or special meeting of the Stockholders. Each Director shall have a term of office of one year and until his successor shall have been elected and qualified, or until a director’s earlier resignation or removal.”

Except as amended by this Amendment, the By-Laws remain in full force and effect.

ALLEGIANT TRAVEL COMPANY

Date:	May 13, 2026	By:	/s/ Robert Goldberg
Robert Goldberg
Senior Vice President and Senior Counsel